EX-99.(h)(7)

                                  SERVICE PLAN

                                       OF

                                   PBHG FUNDS
                          (Class A and Class C Shares)



         WHEREAS, PBHG Funds (the "Trust"), a Delaware statutory trust, is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, the Trust has issued several series of shares of beneficial interest (each a "Fund") as listed on Schedule A hereto, which Schedule may be modified from time to time as provided herein;

         WHEREAS, the Trust offers Class A shares and Class C shares of each Fund (together, the "Classes");

         WHEREAS, the distribution of the Classes is principally accomplished through the use of brokers, dealers, financial institutions, 401(k) plan service providers and similar financial intermediaries ("Servicers");

         WHEREAS, the Trust desires to adopt this Service Plan to enable the Trust to make payments to the Servicers in connection with their servicing and/or maintenance of the accounts of shareholders of the Classes
("Shareholders").

         NOW THEREFORE, the Trustees of the Trust adopt this Service Plan governing payments made in connection with personal services provided to, and/or the maintenance of the accounts of, Shareholders.

          SECTION 1. the Trust, on behalf of each Fund, may pay Servicers for personal services and/or account maintenance as contemplated by Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD") or any successor rule, as in effect from time to time ("Rule 2830"), or as contemplated by any interpretations of Rule 2830 by the NASD or the Securities and Exchange Commission. Such personal services shall include, but not be limited to, responding to Shareholder inquiries, providing Shareholders with information on their investments, and other Sharheolder liaison services.

          SECTION 2. the Trust may pay Servicers a monthly fee at an annual aggregate rate not to exceed 0.25% of the average net asset value of the Class A shares and Class C shares of each Fund, as determined at the close of each business day during the month, which is intended to compensate Servicers for the provision of personal service to Shareholders and/or the maintenance of Shareholder accounts. All or a portion of such payment may be made to PBHG Fund Distributors or any successor distributor of the Trust to compensate it for administering this Plan, or for providing the services contemplated herein or arranging for the provision of the services contemplated herein through Servicers. Subject to the limit set forth in this Section 2, the amount payable under this Plan shall be approved from time to time by (a) the Trustees of the Trust and (b) the disinterested Trustees (defined below) of the Trust. Such fees shall be payable for each month within 15 days after the close of such month, subject to any applicable limitations imposed by Rule 2830 or any other applicable NASD rule.

         No provision of this Plan shall be interpreted to prohibit any payments by the Trust with respect to the Class A shares and Class C shares of a Fund during periods when the sale of the Class A shares and Class C shares of such Fund have been suspended or otherwise limited.

          SECTION 3. Payments under this Plan are not tied exclusively to the expenses actually incurred by the Servicers in servicing Shareholder accounts, so that such payments may exceed or be less than the expenses actually incurred by the Servicers.

          SECTION 4. Schedule A hereto may be amended from time to time to add Funds of the Trust having Class A and/or Class C shares. This Plan shall not take effect with respect to a Fund until it has been approved by votes of the majority of both (a) the Trustees of the Trust and (b) the disinterested Trustees.

          SECTION 5. This Plan shall continue in effect indefinitely unless terminated by a majority of (a) the Trustees of Trust and (b) the disinterested Trustees of the Trust.

          SECTION 6. As used in this Plan, the term disinterested Trustee shall mean a Trustee of the Trust who is not an interested person of the Trust. As used in this Plan, the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

          SECTION 7. This Plan shall not obligate a Fund, the Trust or any other person to enter into an agreement with any particular person, including Serivcers.



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                                   SCHEDULE A



Name of Fund                                                        Date Added
------------                                                        ----------
PBHG Emerging Growth Fund                                          May 6, 2003
PBHG Growth Fund                                                   May 6, 2003
PBHG Large Cap 20 Fund                                             May 6, 2003
PBHG Large Cap Growth Fund                                         May 6, 2003
PBHG Select Growth Fund                                            May 6, 2003
PBHG Clipper Focus Fund                                            May 6, 2003
PBHG Focused Fund                                                  May 6, 2003
PBHG Large Cap Fund                                                May 6, 2003
PBHG Mid-Cap Fund                                                  May 6, 2003
PBHG Small Cap Fund                                                May 6, 2003
PBHG Small Cap Value Fund                                          May 6, 2003
PBHG Disciplined Equity Fund                                       May 6, 2003
PBHG REIT Fund                                                     May 6, 2003
PBHG Strategic Small Company Fund                                  May 6, 2003
PBHG Technology & Communications Fund                              May 6, 2003
PBHG IRA Capital Preservation Fund                                 May 6, 2003
PBHG Cash Reserves Fund                                            May 6, 2003
PBHG Intermediate Core Plus Bond Fund                              May 6, 2003
PBHG International Equity Fund                                     May 6, 2003
PBHG Emerging Markets Fund                                         May 6, 2003